                                                                     EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                     FORTRESS REGISTERED INVESTMENT TRUST


                      FORTRESS BROOKDALE ACQUISITION LLC


                             FBZ ACQUISITION CORP.


                                      and


                      BROOKDALE LIVING COMMUNITIES, INC.




                                 July 26, 2000
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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                        ARTICLE I THE OFFER AND MERGER                      2
Section 1.1  The Offer                                                      2
Section 1.2  Company Actions                                                4
Section 1.3  Directors                                                      5
Section 1.4  The Merger                                                     6
Section 1.5  Effective Time                                                 7
Section 1.6  Closing                                                        7
Section 1.7  Directors and Officers of the Surviving Corporation            7
Section 1.8  Subsequent Actions                                             8
Section 1.9  Stockholders' Meeting; Short-Form Merger                       8

                      ARTICLE II CONVERSION OF SECURITIES                   9
Section 2.1  Conversion of Capital Stock                                    9
Section 2.2  Surrender of Certificates                                     10
Section 2.3  Dissenting Shares                                             12
Section 2.4  Option Plans; Warrants                                        13

           ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY       14
Section 3.1  Organization                                                  14
Section 3.2  Capitalization                                                14
Section 3.3  Authorization; Validity of Agreement; Company Action          15
Section 3.4  State Takeover Statutes                                       16
Section 3.5  Vote Required                                                 16
Section 3.6  Consents and Approvals; No Violations                         16
Section 3.7  SEC Reports and Financial Statements                          17
Section 3.8  No Undisclosed Liabilities                                    18
Section 3.9  Absence of Certain Changes                                    18
Section 3.10 Litigation                                                    18
Section 3.11 Employee Benefit Plans; ERISA                                 18
Section 3.12 No Default; Compliance with Applicable Laws                   20
Section 3.13 Taxes                                                         20
Section 3.14 Title to Properties; Encumbrances                             22
Section 3.15 No Condemnation or Expropriation.                             23
Section 3.16 Leases                                                        23
Section 3.17 Environmental Laws                                            23
Section 3.18 Intellectual Property                                         25
Section 3.19 Information Supplied                                          25
Section 3.20 Opinion of Financial Advisor.                                 26
Section 3.21 Insurance.                                                    26

Section 3.22 Employment Matters.                                             26
Section 3.23 Brokers or Finders                                              26

                 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF
                     PARENT,PURCHASER AND ACQUISITION SUB                    27
Section 4.1  Organization                                                    27
Section 4.2  Authorization; Validity of Agreement; Necessary Action          27
Section 4.3  Consents and Approvals; No Violations                           28
Section 4.4  Information Supplied                                            28
Section 4.5  Sufficient Funds                                                29
Section 4.6  Share Ownership                                                 29
Section 4.7  Purchaser's and Acquisition Sub's Operations                    29
Section 4.8  Brokers or Finders                                              29

                              ARTICLE V COVENANTS                            29
Section 5.1  Interim Operations of the Company                               29
Section 5.2  Access to Information                                           32
Section 5.3  Employee Benefits                                               32
Section 5.4  Competing Acquisition Proposals                                 32
Section 5.5  Publicity                                                       34
Section 5.6  Notification of Certain Matters.                                34
Section 5.7  Directors' and Officers' Insurance and Indemnification          35
Section 5.8  State Takeover Laws                                             35
Section 5.9  Approvals and Consents; Cooperation                             36
Section 5.10 Taxes                                                           36
Section 5.11 SHN Purchase                                                    36

                        ARTICLE VI CONDITIONS PRECEDENT                      36
Section 6.1  Conditions to Each Party's Obligation to Effect the Merger      37

                            ARTICLE VII TERMINATION                          37
Section 7.1  Termination                                                     37
Section 7.2  Effect of Termination                                           40

                          ARTICLE VIII MISCELLANEOUS                         41
Section 8.1  Amendment and Modification                                      41
Section 8.2  Nonsurvival of Representations and Warranties                   41
Section 8.3  Notices                                                         41
Section 8.4  Interpretation                                                  43
Section 8.5  Counterparts                                                    43
Section 8.6  Entire Agreement; Third Party Beneficiaries                     44
Section 8.7  Severability                                                    44
Section 8.8  Governing Law.                                                  44
Section 8.9  Enforcement                                                     44
Section 8.10 Assignment                                                      44

Section 8.11  Expenses                                                        45
Section 8.12  Headings                                                        45
Section 8.13  Extension; Waiver                                               45
Section 8.14  Schedules                                                       45

ANNEX A   CONDITIONS TO THE OFFER............................................A-1

                             INDEX TO DEFINED TERMS

Acquisition Proposal......................................................5.4(c)
Acquisition Sub.........................................................Preamble
Acquisition Sub Common Stock.................................................2.1
Agreement...............................................................Preamble
Board...................................................................Preamble
Certificates..............................................................2.2(b)
Certificate of Merger........................................................1.5
Claim.....................................................................5.7(a)
Closing......................................................................1.6
Closing Date.................................................................1.6
Code.....................................................................3.11(b)
Company.................................................................Preamble
Company Common Stock....................................................Preamble
Company Designees.........................................................1.3(b)
Company Notice............................................................5.4(a)
Convertible Note..........................................................3.2(a)
Company Acquisition Agreement.............................................5.4(b)
DGCL....................................................................Preamble
Disclosure Schedule.........................................Article III Preamble
Dissenting Shares.........................................................2.3(a)
Effective Time...............................................................1.5
Encumbrances................................................................3.14
Environmental Claim......................................................3.17(b)
Environmental Law........................................................3.17(b)
ERISA....................................................................3.11(a)
ERISA Affiliate..........................................................3.11(a)
Exchange Act..............................................................1.1(a)
GAAP.........................................................................3.7
Health Partners.........................................................Preamble
HSR Act..............................................................Section 3.6
Governmental Entity..........................................................3.6
Indemnified Party.........................................................5.7(a)
Independent Committee...................................................Preamble
Initial Expiration Date...................................................1.1(a)
Intellectual Property.......................................................3.18
IRS......................................................................3.11(b)
Material Agreements..........................................................3.6
Materials of Environmental Concern.......................................3.17(b)
Merger..................................................................Preamble

Merger Consideration......................................................2.1(c)
New Severance Arrangements...................................................5.3
Offer...................................................................Preamble
Offer Documents...........................................................1.1(b)
Offer Price.............................................................Preamble
Offer to Purchase.........................................................1.1(a)
Option....................................................................2.4(a)
Option Plans..............................................................2.4(a)
Parent..................................................................Preamble
Paying Agent..............................................................2.2(a)
Plan.....................................................................3.11(a)
Potential Acquiror........................................................5.4(a)
Preferred Stock...........................................................3.2(a)
Property Restrictions.......................................................3.14
Proxy Statement.......................................................1.9(a)(ii)
Purchaser...............................................................Preamble
Schedule TO...............................................................1.1(b)
Schedule 14D-9............................................................1.2(b)
SEC.......................................................................1.1(b)
SEC Documents................................................................3.7
Section 203 Approval.........................................................3.4
Securities Act...............................................................3.7
Shares..................................................................Preamble
Special Meeting........................................................1.9(a)(i)
Superior Proposal.........................................................5.4(d)
Surviving Corporation........................................................1.4
Taxes....................................................................3.13(i)
Tax Return...............................................................3.13(i)
Third Party Acquiror......................................................7.2(b)
Transaction Expenses......................................................7.2(b)
Warrants..................................................................3.2(a)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2000 (this "Agreement"), by and among Fortress Registered Investment Trust, a Delaware business trust ("Parent"), Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("Purchaser"), owned by Parent, Health Partners, a Bermuda exempted partnership ("Health Partners") and certain of their respective affiliates, FBZ Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Acquisition Sub") and Brookdale Living Communities, Inc., a Delaware corporation (the "Company").

          WHEREAS, the managements of Parent and Purchaser and the Committee of Independent Directors, consisting entirely of nonmanagement directors (the "Independent Committee"), of the Board of Directors of the Company (the "Board") have determined that it is advisable and in the best interests of their respective stockholders and members, as the case may be, for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Purchaser has agreed to commence a tender offer (the "Offer") to purchase for cash all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") not already owned by Purchaser or Parent (collectively, the "Shares"), at a price of $15.25 per share, net to the seller in cash (such price, or such higher price per share as may be paid in the Offer, being referred to herein as the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions of this Agreement;

          WHEREAS, the Board, acting upon the unanimous recommendation of the Independent Committee, and the respective managements of Parent and Purchaser, have each approved the making of the Offer, and the Board has determined to recommend that stockholders of the Company (other than Parent, Purchaser and their respective affiliates) (the "Stockholders") tender their Shares pursuant to the Offer;

          WHEREAS, Purchaser is the owner of 4,004,350 shares of Company Common Stock, and Parent and Health Partners have agreed to contribute cash and the Convertible Note (as hereinafter defined) respectively to Purchaser in order to facilitate the making of the Offer and the other transactions contemplated by this Agreement;

          WHEREAS, it is further proposed that following the consummation of the Offer, Purchaser will cause Acquisition Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"); and

          WHEREAS, the Independent Committee has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Stockholders, and the Board, acting upon the unanimous recommendation of the Independent Committee, (i) has approved the Offer, the Merger, this Agreement and the other transactions contemplated hereby and (ii) recommends that the Stockholders approve this Agreement and adopt the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                             THE OFFER AND MERGER

          Section 1.1 The Offer. (a) As promptly as practicable (but in no event prior to Tuesday, August 1, 2000) Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer to purchase for cash any and all of the Shares at the Offer Price. Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is legally permitted to do so under applicable law. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the other conditions set forth in Annex A hereto. Purchaser shall not decrease the Offer Price or decrease the number of Shares sought in the Offer, change the form of consideration to be paid for Shares pursuant to the Offer, or amend or add any other term or condition of the Offer (including the conditions set

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forth in Annex A hereto), in each case, in any manner adverse to the holders of the Shares without the prior written consent of the Company. The initial expiration date of the Offer shall be the twenty-fifth (25th) business day following the date that the Offer is commenced within the meaning of Rule 14d-2 under the Exchange Act (the "Initial Expiration Date"). Notwithstanding the foregoing, Purchaser shall, and Parent agrees to cause Purchaser to, extend the Expiration Date of the Offer from time to time until 60 days from execution of this Agreement if, and to the extent that, at the Initial Expiration Date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. If, immediately prior to the expiration date of the Offer (as it then may be extended), the Shares tendered and not withdrawn pursuant to the Offer, together with the Shares then owned by Purchaser, constitute less than 90% of the outstanding Shares, Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal, summary advertisement and other ancillary Offer documents (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its outside counsel shall be given a reasonable opportunity to review the initial Schedule TO (and any amendments thereto) before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel in writing with any comments or other communications,

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whether written or oral, that Parent, Purchaser or their outside counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

          Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Independent Committee has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Stockholders, and the Board, at a meeting duly called and held and acting on the unanimous recommendation of the Independent Committee, has (i) duly approved the adoption of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) resolved to recommend that the Stockholders accept the Offer, tender their Shares thereunder and approve this Agreement and the Merger; provided, however, that such recommendation may be withdrawn or modified in accordance with the provisions of this Agreement and
(iii) approved the transfer of the Convertible Note from Health Partners to Purchaser; provided, however, that such approval is conditioned upon Purchaser actually purchasing Shares pursuant to the Offer.

          (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the provisions of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its outside counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 (and any amendment thereto) before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their outside counsel in writing with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments or other communications.

          (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will promptly upon request of the Company destroy or cause to be destroyed (or deliver or cause to be delivered to the Company, if the Company so requests) all copies of such information then in its possession or the possession of its agents or representatives.

          Section 1.3 Directors. (a) Promptly upon the purchase of and payment for Shares by Purchaser pursuant to the Offer which, when taken together with the shares of Company Common Stock otherwise owned by Purchaser, represent at least a majority of the outstanding shares of Company Common Stock, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser bears to the total number of shares of Company Common Stock then outstanding minus four (4) (to give effect to the four seats on the Board presently occupied by Wesley R. Edens, William B. Doniger, Paul H. Warren and Mark H. Tabak). The Company shall, upon request of Purchaser, use its reasonable best efforts promptly either to increase the size of the Board (which, pursuant to the Company's Restated Certificate of Incorporation, has a maximum number of 11 directors) or, at the Company's election, secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to the Board, and shall use its reasonable best efforts to cause Purchaser's designees to be so elected.

          (b) The Company's obligations under Section 1.3(a) shall be subject in all instances to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under
Section 1.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Board, and the Company agrees to make such mailing with the mailing of Schedule 14D-9 so long as Parent or Purchaser shall have provided to the Company on a timely basis the information referred to in the next sentence. Parent or Purchaser will promptly supply the Company, in writing, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-
1. In the event that Purchaser's designees are elected to the Board prior to the Effective Time (as defined in Section 1.5 hereof) and notwithstanding the provisions of Section 1.3(a), until the Effective Time, the Company shall retain as members of the Board at least three (3) directors who are directors of the Company on the date hereof (the "Company Designees"); provided that, in such event, if the number of Company Designees shall be reduced below three (3) for any reason whatsoever, any remaining Company Designees (or Company Designee, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Company Designees for purposes of this Agreement or, if no Company Designee then remains, the other directors shall designate three (3) persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Company Designees for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Board prior to the Effective Time, the affirmative vote of a majority of the Company Designees shall be required for the Company to (i) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, (iii) extend the time for performance of Parent's and Purchaser's respective obligations hereunder or (iv) take any other action by the Board under or in connection with this Agreement other than the actions provided for in Section 1.9 hereof which shall not require the approval of the Company Designees. The initial Company Designees shall be Wayne D. Boberg, Dr. Bruce L. Gewertz and Darryl W. Hartley-Leonard.

          Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company, Purchaser and Acquisition Sub shall consummate the Merger pursuant to which (a) Acquisition Sub or a wholly-owned subsidiary of Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Acquisition Sub may assign its rights under this Agreement to a wholly owned subsidiary of Acquisition Sub which assumes all applicable obligations of Acquisition Sub hereunder. Pursuant to the Merger, (x) the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Restated Certificate of Incorporation, and
(y) the Amended and Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Amended and Restated By-laws of the Surviving Corporation until thereafter amended as provided by law, the Restated Certificate of Incorporation and such Amended and Restated By-Laws. The Merger shall have the effects set forth in the DGCL.

          Section 1.5 Effective Time. As soon as practicable, on the date of the Closing (as defined in Section 1.6 hereof), or on such other date as the parties may agree, Purchaser, Acquisition Sub and the Company will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other subsequent time as is agreed upon by the parties and specified in the Certificate of Merger (the time the Merger becomes effective is referred to herein as the "Effective Time").

          Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of all of the conditions set forth in
Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.7 Directors and Officers of the Surviving Corporation. The directors of Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Amended and Restated By-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Restated Certificate of Incorporation and Amended and Restated By-laws.

          Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company, Purchaser or Acquisition Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          Section 1.9 Stockholders' Meeting; Short-Form Merger. (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board, shall, in accordance with its Restated Certificate of Incorporation and Amended and Restated By-laws and applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;

               (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

               (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary or advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

          (b) Purchaser agrees that it will promptly provide the Company, in writing, with the information concerning Parent and Purchaser required to be included in the Proxy Statement and will vote at the Special Meeting, or cause to be voted at the Special Meeting, all of the shares of Company Common Stock then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

          (c) Notwithstanding the provisions of Section 1.9(a) and (b) hereof, in the event that Parent, Purchaser and any other subsidiary of Parent (or any of them) shall collectively acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise (including shares of Company Common Stock currently owned by Purchaser and its affiliates), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective promptly after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

          Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or shares of Acquisition Sub (the "Acquisition Sub Common Stock"):

          (a) Acquisition Sub Common Stock. Each issued and outstanding share of Acquisition Sub Common Stock (or if Acquisition Sub has assigned its rights hereunder to a wholly owned subsidiary, each issued and outstanding share of such subsidiary) shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company as treasury stock and each share of Company Common Stock owned by Purchaser, Acquisition Sub or any other wholly owned subsidiary of Purchaser (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares. Each issued and outstanding Share (other than any Dissenting Shares (if applicable and as defined in Section 2.3 hereof)) shall automatically be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), less any amounts required by law to be withheld and paid to governmental entities, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and such action is in compliance with Section 5.1 hereof, the Merger Consideration will be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          Section 2.2 Surrender of Certificates. (a) Paying Agent. Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Purchaser shall deposit or cause to be deposited with the Paying Agent such aggregate funds for timely payment of the consideration to which such holders shall be entitled hereunder. Such funds shall be invested as directed by Purchaser or the Surviving Corporation pending payment thereof by the Paying Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the Shares. If the amount of funds deposited with the Paying Agent by or on behalf of Purchaser is insufficient to pay all of the amounts required to be paid pursuant to Sections 2.1(c) and 2.3(b) hereof, Purchaser from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to legally deposit in trust additional cash with the Paying Agent sufficient to make all required cash payments.

          (b) Surrender Procedures. As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, Purchaser shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration pursuant to this Agreement.

          Section 2.3 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive cash pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

          (b) Notwithstanding the provisions of Section 2.3(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c), without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

          (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company in connection therewith and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

          Section 2.4 Option Plans; Warrants. (a) The Company shall use its reasonable best efforts to cause, at or immediately prior to the Effective Time, each then outstanding stock option (each, an "Option") granted to certain employees and directors of the Company under the Brookdale Living Communities, Inc. Stock Incentive Plan, 1998 Brookdale Living Communities, Inc. Stock Incentive Plan and 1999 Brookdale Living Communities, Inc. Stock Incentive Plan, as amended (collectively, the "Option Plans"), whether or not then vested or exercisable, to be cancelled. In consideration of such cancellation of Options with an exercise price of less than the Offer Price, the Company (or, at Parent's option, Purchaser), at or immediately prior to the Effective Time, shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of such Options and (B) the number of Shares subject to such vested or unvested Options immediately prior to their cancellation (such payment to be net of withholding taxes, if any, and without interest).

          (b) The Board or any committee thereof responsible for the administration of the Option Plans shall take all actions necessary so that all such

Option Plans and Options with strike prices higher than the Offer Price shall terminate as of the Effective Time.

          (c) The Company shall cause, at or immediately prior to the Effective Time, the Warrants (as hereinafter defined) to be cancelled for no consideration (it being understood that such cancellation is not a condition to the acceptance for payment of Shares by Purchaser pursuant to the Offer).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the SEC Documents (as defined in Section 3.7) or otherwise disclosed to Parent and Purchaser in a schedule delivered to them at or prior to the execution hereof (the "Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

          Section 3.1 Organization. Each of the Company and its subsidiaries is a corporation (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, if not a corporation, organization) and has all requisite power (or, if a corporation, corporate power), and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have any material adverse effect upon the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have any material adverse effect upon the Company and its subsidiaries, taken as a whole. The Company has heretofore delivered to Parent a complete and correct copy of each of its Restated Certificate of Incorporation and Amended and Restated By-Laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the equivalent organizational documents of each of its subsidiaries, as currently in effect.

          Section 3.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the close of business on July 25, 2000, (i) 9,926,549 shares of

Company Common Stock were issued and outstanding, (ii) 5,479,452 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the convertible subordinated notes issued under the Indenture dated May 14, 1999 (collectively, the "Convertible Note"), (iii) 771,384 shares of Company Common Stock issuable pursuant to the Option Plans were reserved for issuance in connection with Options, (iv) 1,724,800 shares of Company Common Stock were issued and held in the treasury of the Company, (v) 107,256 shares of Company Common Stock were reserved for issuance pursuant to warrants held by Banc One Capital Partners IV, Ltd., and 10,000 shares of Company Common Stock were reserved for issuance pursuant to warrants held by Banc One Capital Markets, Inc. (collectively, the "Warrants"), and (vi) there were no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except for the Convertible Notes, Options and Warrants and the Stockholders Agreement, as amended to date, by and among the Company, Purchaser and Health Partners, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

          (b) All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's subsidiaries are owned of record and beneficially, directly or indirectly, by the Company.

          Section 3.3 Authorization; Validity of Agreement; Company Action.
The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders, to the extent necessary, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board and, except for obtaining the approval of its stockholders as contemplated by Section 1.9 hereof, to the extent necessary, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) equitable remedies from specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          Section 3.4 State Takeover Statutes. In addition to the Company's representations and warranties contained in Section 1.2(a), the action taken by the Board constitutes approval of the Merger and the other transactions contemplated hereby or entered into in connection herewith by the Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other transactions contemplated hereby (together with any similar approval made by the Board pursuant to the Section 203 of the DGCL with respect to any affiliate or subsidiary of Parent or Purchaser, collectively the "Section 203 Approval"). No other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          Section 3.5 Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (voting as one class, with each share of Company Common Stock having one (1) vote) entitled to be cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

          Section 3.6 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state securities or blue sky laws and DGCL, matters specifically described in this Agreement and matters described in the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or equivalent organizational documents of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the SEC Documents (the "Material Agreements"), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

          Section 3.7 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since January 1, 1999 (as such documents have been amended since the date of their filing, collectively, the "SEC Documents"). The SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, (a) did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated balance sheets (including the related notes) included in the SEC Documents presents in all material respects the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the SEC Documents present in all material respects the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the SEC Documents has been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

          Section 3.8 No Undisclosed Liabilities. Except (a) as disclosed in the Company's consolidated financial statements included in the SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2000, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its subsidiaries, taken as a whole.

          Section 3.9 Absence of Certain Changes. Except as contemplated by this Agreement, since March 31, 2000, the business of the Company and each of its subsidiaries has been conducted in the ordinary and usual course consistent with past practice and the Company has not (i) suffered any change having or reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole; (ii) amended its Restated Certificate of Incorporation or Amended and Restated By-laws; (iii) taken any action which would have been prohibited under Section 5.1 if such section applied to the period between March 31, 2000 and the date of execution of this Agreement; (iv) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock; or (v) materially changed the Company's accounting methods.

          Section 3.10 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Company's knowledge, threatened against or involving the Company or any of its subsidiaries or which questions or challenges the validity of this Agreement, other than those (i) disclosed in the SEC Documents or (ii) the outcome of which would not (A) have, or reasonably be expected to have, a material adverse effect on the Company and its subsidiaries, taken as a whole, or (B) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

          Section 3.11 Employee Benefit Plans; ERISA. (a) The Disclosure Schedule sets forth a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement (such a plan, program, agreement, arrangement or program, a "Plan"; collectively "Plans"), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of
Section 4001(b) of ERISA ("ERISA Affiliate"), or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its subsidiaries. Neither the Company, any of its subsidiaries nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing plan that would affect any employee or former employee of the Company or any of its subsidiaries.

          (b) The Company has heretofore delivered or made available to Parent true and complete copies of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any summaries required under ERISA or the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), the most recent annual reports filed, and the most recent determination letter received from the United States Internal Revenue Service (the "IRS") with respect to each Plan intended to qualify under Section 401 of the Code.

          (c) No Plan is subject to Title IV or Section 302 of ERISA.

          (d) To the Company's knowledge, neither the Company or any of its subsidiaries, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its subsidiaries, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could reasonably be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

          (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

          (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

          (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (h) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (i) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due any such employee or officer.

          (j) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          Section 3.12 No Default; Compliance with Applicable Laws. The business of the Company and each of its subsidiaries is not in default (with or without due notice or the passage of time or both) or violation of, any term, condition or provision of (i) their respective certificates of incorporation or by-laws or similar organizational documents, (ii) any Material Agreement or
(iii) any statute, law, rule, regulation, judgment, decree, order, arbitration award, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its subsidiaries, excluding from the foregoing clauses (i), (ii) and (iii), defaults or violations which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

          Section 3.13 Taxes. (a) The Company and each of its subsidiaries have duly filed all Tax Returns (as defined in Section 3.13 (i) below) that are required to be filed excluding only such Tax Returns as to which any failure to file does not have a material adverse effect on the Company and its subsidiaries, taken as a whole, and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (also as defined in Section 3.13 (i) below) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for material Taxes for the periods covered thereby. All material Taxes owed and due by the Company and all of its subsidiaries relating to operations on or prior to March 31, 2000 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's consolidated financial statements included in the SEC Documents. Since March 31, 2000, the Company has not incurred liability for any material Taxes other than in the ordinary course of business. Neither the Company nor any of its subsidiaries has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its subsidiaries file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction.

          (b) Neither the Company nor any of its subsidiaries has waived any statute of limitations in any jurisdiction in respect of material Taxes or material Tax Returns or agreed to any extension of time with respect to a material Tax assessment or deficiency.

          (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any material Taxes or material Tax Returns of the Company or of any of its subsidiaries. No written notification has been received by the Company or by any of its subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any material Taxes due from or with respect to or attributable to the Company or any of its subsidiaries or any material Tax Return filed by or with respect to the Company or any of its subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any material Tax liability of the Company or any of its subsidiaries either claimed or raised by any taxing authority in writing.

          (d) Neither the Company nor any of its subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

          (e) Neither the Company nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (f) No taxing authority has asserted in writing a claim against the Company or any of its subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

          (g) None of the Company or any of its subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise. Neither the Company nor any of its subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements included in the SEC Documents.

          (h) There are no material liens for Taxes upon the assets of the Company or any of its subsidiaries which are not provided for in the Company's consolidated financial statements included in the SEC Documents, except liens for Taxes not yet due and payable.

          (i) For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     Section 3.14 Title to Properties; Encumbrances. Each of the Company and its subsidiaries has fee simple title to all of the real properties which it purports to own. All such real properties are not subject to any mortgages, title defects or objections, liens, claims, charges, security interests or other encumbrances ("En-cumbrances"), which would cause a material adverse effect on the Company and its subsidiaries, taken as a whole, and are not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations ("Property Restrictions"), which would cause a material adverse effect on the Company and its subsidiaries, taken as a whole, except (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, (ii) Encumbrances and Property Restrictions disclosed on existing title reports, existing title policies or existing surveys (in any case copies of which title reports, title policies and surveys have been delivered or made available to Parent) and (iii) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which are not substantial in amount, do not materially detract from the value of or materially interfere with the current use of any of the properties subject thereto or affected thereby, and would not otherwise have a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Section 3.15 No Condemnation or Expropriation. Neither the Company nor any of its subsidiaries has received written notice to the effect that the whole or any material portion of the real properties owned or leased by the Company or any of its subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, or that any such condemnation, expropriation or taking has been proposed, which would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Section 3.16 Leases. All leases pursuant to which the Company or any of its subsidiaries leases real property are valid and binding and are in full force and effect as against the Company or its subsidiaries and, to the Company's knowledge, as against the other party thereto, except to the extent the failure to be valid and binding and in full force and effect would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole. The Company has not received written notice under any of such leases of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default by the Company or its subsidiaries, except as would not be reasonably expected to result in a material adverse effect on the Company and its subsidiaries, taken as a whole.

     Section 3.17 Environmental Laws. (a) (i) The Company and each of its subsidiaries are in compliance in all material respects with all Environmental

Laws (as defined in Section 3.17(b) below), including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof; (ii) neither the Company nor any of its subsidiaries has received any written communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any of its subsidiaries or for which any of them is responsible which has not been resolved, and there is no pending or, to the Company's knowledge, threatened Environmental Claim (also as defined in Section 3.17(b) below), except where such Environmental Claim would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; and (c) to the Company's knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. All permits and other governmental authorizations currently held or required to be held by the Company and its subsidiaries pursuant to any Environmental Laws, other than nominal permits (e.g., sewer permits) and authorizations held by the Company (or any subsidiary of the Company) in the ordinary course of developing, owning and operating its properties, are identified in the Disclosure Schedule. The Company has provided or made available to Parent all assessments, reports and investigations or audits in the possession of the Company regarding environmental matters pertaining to, or the environmental condition of, the business of the Company and its subsidiaries, or the compliance (or noncompliance) by the Company or any of its subsidiaries with any Environmental Laws. Notwithstanding the other representations and warranties made by the Company in this Agreement, the representations and warranties made by the Company in this Section 3.17 shall be deemed to be the only representations and warranties made by the Company with respect to Environmental Laws or Environmental Claims or regarding any other environmental matters pertaining to, or the environmental condition of, the business of the Company and its subsidiaries.

          (b) For purposes of this Agreement, "Environmental Law" shall mean each applicable federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, each law and regulation relating to emissions, spills, leaking, leaching, migration, discharges, releases or threatened releases of pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern. For purposes of this Agreement, "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the release into the environment of any Materials of Environmental Concern at any location owned or operated by the Company or any of its subsidiaries by the Company or any of its subsidiaries during the period of the Company's or any of its subsidiaries' ownership or operation or (ii) any violation, or alleged violation, of any Environmental Law by the Company or any of its subsidiaries during the period of the Company's or any of its subsidiaries' ownership or operation.

     Section 3.18 Intellectual Property. Except for such claims, which would not have a material adverse effect on the Company, and its subsidiaries, taken as a whole, there are no pending or threatened claims of which the Company or its subsidiaries have been given written notice, by any person against their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and registered and unregistered copyrights, patents and all applications and registrations therefor which are owned by the Company or its subsidiaries and used in their respective operations as currently conducted (collectively, the "Intellectual Property"). Neither the Company nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property which is still pending.

     Section 3.19 Information Supplied. The Proxy Statement, if any, will not, at the date mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co. dated the date hereof, to the effect that, as of such date, the Offer Price to be received in the Offer and the Merger by the holders of the Shares is fair to such holders (other than Purchaser and its affiliates) from a financial point of view, and a complete and correct copy of such opinion has been furnished to Purchaser.

     Section 3.21 Insurance. The Company and its subsidiaries maintain insurance coverage for the Company and its subsidiaries and their respective properties and assets of a type and in amounts typical of companies engaged in the business in which the Company and its subsidiaries are engaged. All such policies (i) are in full force and effect, and with respect to all such policies neither the Company (nor to the Company's knowledge, any of its subsidiaries) is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received by the Company (or, to the Company's knowledge, any of its subsidiaries) with respect to any such policy, and (ii) are sufficient for compliance with all requirements of law and of all agreements to which the Company or any of its subsidiaries is a party; are valid, outstanding and enforceable policies, subject to any exception in the case of either clause
(i) or (ii), as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     Section 3.22 Employment Matters. To the Company's knowledge, no key employee or group of employees has any plans to terminate their employment with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last three years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its subsidiaries.

     Section 3.23 Brokers or Finders. The Company represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Merrill Lynch & Co., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a complete and correct copy of which has heretofore been furnished to Parent or Purchaser.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT,
                         PURCHASER AND ACQUISITION SUB

     Parent, Purchaser and Acquisition Sub jointly and severally represent and warrant to the Company as follows:

     Section 4.1 Organization. Parent is a business trust duly formed, validly existing and in good standing under the laws of the State of Delaware, Purchaser is a limited liability company duly formed and in good standing under the laws of the State of Delaware and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each of Parent, Purchaser and Acquisition Sub has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, as to Parent, where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on it. Parent is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have any material adverse effect upon its business and properties. Parent has heretofore delivered to the Company complete and correct copies of the constitutive or organizational documents of each of Parent, Purchaser, and Acquisition Sub, as currently in effect.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent, Purchaser and Acquisition Sub has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent, Purchaser and Acquisition Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective managements and Board of Directors and no other action on the part of Parent, Purchaser and Acquisition Sub is necessary to authorize the execution and delivery by Parent, Purchaser and Acquisition Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Purchaser and

Acquisition Sub, as the case may be, and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent, Purchaser and Acquisition Sub, as the case may be, enforceable against them in accordance with its respective terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, as the case may be, neither the execution, delivery or performance of this Agreement by Parent, Purchaser and Acquisition Sub nor the consummation by Parent, Purchaser and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of the constitutive or organizational documents of Parent, Purchaser or Acquisition Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Purchaser or Acquisition Sub is a party or by which Parent, Purchaser or Acquisition Sub or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Parent, Purchaser or Acquisition Sub, or any of their properties or assets, or
(iv) require on the part of Parent, Purchaser or Acquisition Sub any filing or registration with, notification to, or authorization, consent or approval of, Governmental Entities; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have a material adverse effect on Parent and would not materially adversely affect the ability of Parent, Purchaser and Acquisition Sub to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of the business or activities in which the Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

     Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent, Purchaser or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the date it is filed with the SEC, at any time that it is amended or supplemented, at the time it is first mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Sufficient Funds. Purchaser has sufficient funds available (through Parent) to complete, and pay all fees and expenses related to, the transactions contemplated by this Agreement.

     Section 4.6 Share Ownership. None of Parent, Purchaser, Acquisition Sub or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares, other than the 4,004,350 shares of Company Common Stock beneficially owned by Purchaser and the 5,479,452 shares of Company Common Stock issuable upon conversion of the Convertible Note.

     Section 4.7 Purchaser's and Acquisition Sub's Operations. Each of Purchaser and Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 4.8 Brokers or Finders. Each of Parent, Purchaser and Acquisition Sub represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in the Disclosure Schedule or (iii) as agreed in writing by Parent, during the period from and after the date hereof until the earlier of the Effective Time or the time the directors designated by Purchaser have been elected to the Board pursuant to Section 1.3:

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary, regular and usual course of business and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve in all material respects its business organization intact and maintain its existing relations with residents, suppliers, creditors, employees, business associates and others having business dealings with it;

          (b) neither the Company nor any of its subsidiaries shall: (i) amend its Restated Certificate of Incorporation or Amended and Restated By-laws or similar organizational documents; (ii) split, combine or reclassify any shares of any class or series of its capital stock; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends from any of its subsidiaries of the Company to the Company or any other subsidiary of the Company); (iv) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, except for issuances of Common Stock upon the exercise of Options under the Option Plans or upon the exercise of Warrants; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, except pursuant to the provisions of Section 2.4;

          (c) neither the Company nor any of its subsidiaries shall: (i) acquire, sell, lease or dispose of any material assets, other than in the ordinary and usual course of business and consistent with past practice; (ii) incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iii) modify or amend in any material respect or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except in the ordinary and usual course of business and consistent with past practice; (v) make any material loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company); or (vi) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate);

          (d) neither the Company nor any of its subsidiaries shall, except as may be required or contemplated by this Agreement or in the ordinary and usual course of business, terminate or materially amend any of its Plans;

          (e) except as otherwise specifically provided in this Agreement or in the Schedule 14D-9, the Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice) or to persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement (other than in the ordinary course of business consistent with past practice) or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

          (f) neither the Company nor any of its subsidiaries shall pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or pursuant to contractual requirements existing on the date hereof, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

          (g) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (h) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by the SEC, GAAP or applicable law;

          (i) except as otherwise permitted by this Agreement, neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein qualified as to materiality inaccurate in any respect or any representation or warranty of the Company contained herein not so qualified as to materiality inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

          (j) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any action described in clauses (a) through (i) of this Section 5.1.

     Section 5.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such environmental studies as Parent, in its reasonable discretion, shall deem appropriate.

     Section 5.3 Employee Benefits. Parent, Purchaser and Acquisition Sub agree to honor, and cause the Surviving Corporation to honor, without modification,
(i) all Plans (other than the Option Plans), as amended through the date hereof, with respect to employees and former employees of the Company, and (ii) the New Severance Arrangements (as defined below). Parent, Purchaser and the Company agree that, prior to the Effective Time, the Company shall use its reasonable best efforts to adopt severance and incentive plans and/or enter into severance and incentive agreements as may be mutually agreed upon by Purchaser and various key employees (the "New Severance Arrangements").

     Section 5.4 Competing Acquisition Proposals. (a) The Company shall promptly (but in any event within 24 hours) advise Purchaser in writing (each such writing, a "Company Notice") of any negotiations, or any proposals or requests for non-public information received on or after the date of this Agreement, in each case relating to any Acquisition Proposal (as defined in Section 5.4(c) hereof), the material terms and conditions thereof and the identity of the person submitting the Acquisition Proposal (the "Potential Acquiror"). The Company shall promptly advise Purchaser of any development relating to any inquiries, discussions, negotiations, proposals or requests for information relating to an Acquisition Proposal, on or after the date of this Agreement. The Company shall keep Purchaser reasonably informed of the status of any such negotiations, request or Acquisition Proposal and will further update, to the extent of any developments, the information required to be provided in each Company Notice upon the request of Purchaser. The Company agrees that any non-public information furnished to any such Potential Acquiror will be pursuant to a customary confidentiality agreement and a standstill agreement provided, however, that such standstill agreement shall have terms that are no less restrictive than those set forth in the Standstill Agreement between the Company and Parent, dated as of April 20, 2000.

          (b) Except as expressly permitted by this Section 5.4, the Independent Committee shall not (i) withdraw or modify or propose publicly to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Independent Committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent or agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that (A) the Independent Committee determines in good faith, after receiving advice from its financial advisor, that any such Acquisition Proposal is a Superior Proposal (as defined in Section 5.4(d) below) and (B) the Independent Committee determines in good faith, based upon advice of its outside legal counsel, that such action is necessary for the Independent Committee to comply with its fiduciary duties to the Company's stockholders under applicable law, the Independent Committee may
(x) withdraw or adversely modify its approval or recommendation of this Agreement, the Offer and the Merger or the matters to be considered at the Special Meeting, (y) approve or recommend such Superior Proposal and/or (z) terminate this Agreement in accordance with Section 7.1(c)(i) and prior to or substantially contemporaneously with such termination, cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal.

          (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal in writing made by a third party to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of all of the assets of, or equity interest in, the Company or its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or substantially all of the assets of, or a majority or more of the equity interest in, the Company or its material subsidiaries (other than the transactions contemplated by this Agreement).

          (d) For purposes of this Agreement, "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Independent Committee determines in good faith to be more favorable to the Company's stockholders, from a financial point of view, than the Offer and the Merger (based on advice of the Independent Committee's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed.

     Section 5.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company; provided, that the parties hereto agree that such press release shall include, among other things, the following statement:

          Fortress Brookdale Acquisition LLC will be paid an expense reimbursement payment of $750,000 in the event that the Independent Committee of the Company's Board of Directors receives a higher offer from a third party and accepts that offer pursuant to the exercise of its fiduciary duties. Other than the expense reimbursement payment, no other "break-up" or "commitment" fee would be payable in such event.

Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by the applicable rules of the NASDAQ National Market System.

     Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, or Parent, Purchaser, or Acquisition Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.7 Directors' and Officers' Insurance and Indemnification. (a) From and after the Effective Time, Purchaser and the Surviving Corporation (or any successor to the Surviving Corporation) shall jointly and severally indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs, fees and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts incurred in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, to the fullest extent permitted under Delaware law, the Company's Restated Certificate of Incorporation or Amended and Restated By-laws or any applicable indemnification agreements in effect at the date hereof.

          (b) Purchaser or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy for a period of not less than six years after the Effective Date; provided, that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such directors or officers.

          (c)  If the Surviving Corporation or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 5.8 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Offer, the acquisition of Shares pursuant to the Offer or the Merger or any other transaction provided for or contemplated by this Agreement, the Company shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute on the transactions contemplated hereby.

     Section 5.9 Approvals and Consents; Cooperation. (a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement.

          (b) The Company, Parent, Purchaser and Acquisition Sub shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, and to respond as promptly as practicable to any inquiries received from any Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith.

     Section 5.10 Taxes. With respect to any Taxes, the Company shall not (i) make any material tax election or (ii) settle or compromise any material income tax liability (whether with respect to amount or timing), in each case without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed.


     Section 5.11 SHN Purchase. The Company will use its reasonable best efforts to arrange financing and take all other steps necessary or desirable to consummate the purchase of the four properties leased by Senior Housing Properties Trust and its affiliates ("SHN") to the Company on the terms contemplated by the purchase and sale agreement dated as of July 26, 2000, between SHN and the Company. In that regard, it is understood that Purchaser shall have the right to designate the source of financing for such purchase and to approve the terms of such financing.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger.
The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock, if required by applicable law and the Company's Restated Certificate of Incorporation and Amended and Restated By-laws;

          (b) Regulatory Approvals. All regulatory approvals and consents of third parties, if any, shall have been obtained, except where the failure to have obtained any such approvals and third party consents would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (it being understood that if Purchaser has purchased Shares pursuant to the Offer, the failure to obtain any consent required under the Master Lease (as defined in the Disclosure Schedule) shall not be deemed to have a material adverse effect on the Company and its subsidiaries, taken as a whole);

          (c) Statutes; Court Orders. No statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; and

          (d) Purchase of Shares in Offer. Parent, Purchaser or their affiliates shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer, except that this condition shall not apply if Parent, Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligation under this Agreement.


                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after any necessary stockholder approval thereof:

          (a) By the mutual written consent of Purchaser and the Company (acting through the Independent Committee); or

          (b)  By the Company (acting through the Independent Committee) or
Purchaser:

               (i) if the Offer shall have expired in accordance with the terms of this Agreement or Purchaser shall have terminated the Offer, in each case without any Shares being purchased pursuant thereto; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or promptly after the applicable expiration date; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), which permanently restrains, enjoins or otherwise prohibits (x) the acceptance for payment of, or payment for, Shares pursuant to the Offer or
     (y) the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c)  By the Company (acting through the Independent Committee):

               (i) if, prior to the purchase of Shares pursuant to the Offer, a third party shall have made an Acquisition Proposal that the Independent Committee determines in good faith, after consultation with its financial advisor, is a Superior Proposal and, subject to the Company's compliance with Section 5.4(b), a Company Acquisition Agreement shall have been, or substantially contemporaneously with such termination shall be, executed pursuant to such Superior Proposal; or

               (ii) if Purchaser shall have failed to commence the Offer on or prior to fifteen business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(ii) if the cause of such failure was the Company's material breach of its obligations under this Agreement; or

               (iii) if, prior to the purchase of Shares pursuant to the Offer, Parent, Purchaser or Acquisition Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other obligations contained in this Agreement or if any representation or warranty of Parent, Purchaser or Acquisition Sub shall have become untrue, which breach or failure to perform cannot be or has not been cured within ten (10) days after the giving of written notice to Purchaser, as applicable, except, in any case, for such breaches, untruths or failures to perform which are not, in the Company's opinion, reasonably likely to adversely affect Purchaser's ability to complete the Offer or the Merger; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iii) if the Company is then in material breach of its representations, warranties, covenants or other obligations under this Agreement.

          (d)  By Purchaser:

               (i) if, prior to the purchase of Shares pursuant to the Offer, the Independent Committee shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or the Company (acting through the Independent Committee) shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Parent, Purchaser or their affiliates (or the Independent Committee resolves to do any of the foregoing); or

               (ii) if, due to an occurrence not involving a breach by Parent, Purchaser or Acquisition Sub of their respective obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have failed to commence the Offer in accordance with this Agreement; or

               (iii) if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement or if any representation or warranty of the Company shall have become untrue (except where the breach or untruth of such representations or warranties results from changes specifically permitted by this Agreement or from any transaction expressly consented to in writing by Parent) which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Annex A hereto and (B) cannot be or has not been cured within ten (10) days after the giving of written notice to the Company; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(d)(iii) if Parent or Purchaser is then in material breach of its representations, warranties, covenants or other obligations under this Agreement; or

          (e) By either the Company (acting through the Independent Committee) or Purchaser if the Merger has not been consummated on or before December 15, 2000, which date may be extended by the mutual written consent of the Company and Purchaser.

     Section 7.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Purchaser, Acquisition Sub or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors other than, with respect to Parent, Purchaser, Acquisition Sub and the Company, the obligations pursuant to this Section 7.2 and Article VIII. Nothing contained in this Section
7.2 shall relieve Parent, Purchaser, Acquisition Sub or the Company from liability for willful breach of this Agreement.

          (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) hereof or by Purchaser pursuant to Section 7.1(d)(i) hereof, the Company shall promptly (but in any event within five (5) business days following such termination) pay to Purchaser by wire transfer to an account designated by Purchaser promptly following receipt of a request therefor, an amount equal to $750,000 for all fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the fees and expenses payable to Parent's counsel, and all banks, investment banking firms, other financial institutions and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for the transactions contemplated hereby ("Transaction Expenses"); provided, that in no event shall such Transaction Expenses be payable more than once. In addition, and only in the event that the Transaction Expenses were not paid or payable pursuant to the immediately preceding sentence, the Company shall pay Purchaser the Transaction Expenses if this Agreement is terminated for any reason (other than as a result of a breach by Parent or Purchaser that resulted in the termination of this Agreement, or a willful breach by Parent or Purchaser of their obligations hereunder) at any time after an Acquisition Proposal has been made by a third party (a "Third Party Acquiror") that the Company has not rejected prior to such termination of this Agreement and, within six (6) months after such a termination, the Company completes a merger, consolidation or other business combination with any such Third Party Acquiror.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective managements (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's stockholders (other than Purchaser or its affiliates) hereunder without the approval of such stockholders (other than Purchaser or its affiliates).

     Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

     Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Parent/Purchaser/Acquisition Sub:

               c/o Fortress Investment Group LLC
               1301 Avenue of the Americas
               42nd Floor
               New York, New York 10019
               Attention: Randal A. Nardone
               Facsimile No.: (212) 798-6133

          Copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036-6522
               Attention: J. Gregory Milmoe, Esq.
               Facsimile No.: (212) 735-2000

          If to the Company:

               Brookdale Living Communities, Inc.
               330 North Wabash, Suite 1400
               Chicago, Illinois 60611
               Attention: Independent Committee
               Facsimile No.: (312) 977-3769

          Copy to:

               Brookdale Living Communities, Inc.
               330 North Wabash, Suite 1400
               Chicago, Illinois 60611
               Attention: Robert J. Rudnik, Esq.
               Facsimile No.: (312) 977-3769

          Copy to:

               Gardner, Carton & Douglas
               Quaker Tower
               321 North Clark Street
               Chicago, Illinois  60610
               Attention: George C. McKann
               Facsimile No.: (312) 644-3381

          Copy to:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois 60601
               Attention: Brian T. Black, Esq.
               Facsimile No.: (312) 558-5700

     Section 8.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, annexes and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any executive vice president, chief financial officer, general counsel, chief compliance officer and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date on the first page of this Agreement. As used in this Agreement, the word "subsidiary" or "subsidiaries" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which
(i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. As used in this Agreement, the term "affiliate" or "affiliates" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.6  Entire Agreement; Third Party Beneficiaries. This
Agreement, Annex A hereto and the Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article II and Sections 5.4 and 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and conditions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Purchaser may assign its rights in connection with the Offer to Acquisition Sub without such consent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     Section 8.11 Expenses. Except as set forth in Section 7.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

     Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     Section 8.13 Extension; Waiver. Subject to Section 8.1, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document, instrument, certificate or other writing delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 8.14 Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement, provided that the context is reasonably clear, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.


                           [signature page follows]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                FORTRESS REGISTERED INVESTMENT TRUST


                                By: /s/ Wesley R. Edens
                                   --------------------------------
                                   Name: Wesley R. Edens
                                   Title: Chief Executive Officer

                                FORTRESS BROOKDALE ACQUISITION LLC


                                By: /s/ Wesley R. Edens
                                   --------------------------------
                                   Name: Wesley R. Edens
                                   Title: Chairman

                                FBZ ACQUISITION CORP.


                                By: /s/ Wesley R. Edens
                                   --------------------------------
                                   Name: Wesley R. Edens
                                   Title: Chief Executive Officer

                                BROOKDALE LIVING
                                COMMUNITIES, INC.


                                By: /s/ Dr. Bruce L. Gewertz
                                   --------------------------------
                                   Name:  Dr. Bruce L. Gewertz
                                   Title:  Chairman of the Independent Committee

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER
                            -----------------------

     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall mean the Agreement to which this Annex A is annexed.

     Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may, subject to the terms of the Merger Agreement, terminate the Offer and not accept for payment any tendered Shares if at any time on or after the date of the Merger Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall be pending any suit, action or proceeding or there shall be threatened by any Governmental Entity any suit, action or proceeding
(i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and its subsidiaries or affiliates, taken as a whole, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced or promulgated applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the NASDAQ National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the Company and its subsidiaries, taken as a whole;

          (e) the Board or the Independent Committee (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, (ii) shall have recommended the approval or acceptance of an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or any of their affiliates, or (iii) shall have executed any agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Parent, Purchaser or their affiliates;

          (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to (i) have a material adverse effect on the Company and its subsidiaries, taken as a whole, (ii) prevent or materially delay the consummation of the Offer or (iii) materially increase the cost of the Offer to Purchaser;

          (g) the Company shall have failed to perform in any material respect or to comply in any material respect with any material obligation, agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the Merger Agreement, may be asserted or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.